EXHIBIT 99.1

The Joint Corp. Announces Resignation of Francis T. Joyce  as Chief Financial Officer

SCOTTSDALE, Ariz., June 23, 2016 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, today announced the resignation of Francis T. Joyce from employment with the company as its Chief Financial Officer.  Mr. Joyce’s resignation is effective as of July 1, 2016.

Richard Kerley, The Joint Corp.’s lead director stated, “On behalf of the organization we wish to thank Mr. Joyce for his service to the company through the early stages of our being a public company, including his key role in managing our investor relations.  The company has begun a search to replace Mr. Joyce, and we want to assure our constituents that we have a strong finance and accounting team that is in place to assist us through this transition.”

About The Joint Corp. (NASDAQ:JYNT)

The Joint is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Our no-appointment policy and convenient hours and locations make care more accessible, and our affordable membership plans and packages eliminate the need for insurance. With 330+ clinics nationwide and more than 3 million patient visits annually, The Joint is an emerging growth company and key leader in the chiropractic profession. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, You Tube and LinkedIn.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In California, Colorado, Florida, Illinois, Minnesota, New Jersey, New York, North Carolina, Oregon and Tennessee, The Joint and its franchisees provide management services to affiliated professional chiropractic practices.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements.  Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us.  These statements are not statements of historical fact.  Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements.  Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in The Joint Corp.’s 2015 Annual Report on Form 10-K.  Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.  We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.  Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contact:
Peter Vozzo
peter.vozzo@westwicke.com
443-213-0505